Exhibit 10.46

Wayside Technology Group

May 16, 2007

Mr. Jeffrey Largiader
13 Shirley Ann Drive
Ocean, NJ 07712

Dear Jeffrey:

Effective immediately, your employment with Wayside Technology Group, Inc is terminated per your resignation letter dated 5/16/2007.

You shall receive a payment equal to any accrued yet unused vacation time. You are also eligible to receive 1 year pay as severance, participation in Wayside Technology 401(k) for one year, use of company provided Blackberry and computer for the transition period of one year from 5/17/2007. You are also entitled to all shares of company stock owned as well as stock options vested, and have the one (1) year period to exercise these options.  In exchange for the above severance you must execute the enclosed release and return it to MaryBeth Auleta within 21 days. According to our records, you are eligible to receive the following:  payment for 23 vacation days, and 1 year severance which will be paid out in twenty-four (24) equal bi-weekly installments.

Demand is hereby made that you refrain from discussing the termination benefits set forth herein with anyone other than your spouse, attorney or accountant. I would like to remind you of your common law obligations to refrain from disclosing any confidential and proprietary information of the company.

Sincerely,

/s/ Simon F. Nynens
Simon F. Nynens
Chairman & CEO

Enclosure

1157 Shrewsbury Avenue - Shrewsbury, New Jersey 07702 - 732.389.0932 - www.waysidetechnology.com